Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information contact: Mike Falvey (617) 559-7363 VP, CFO Aspect Medical Systems, Inc.

Emily Anderson (617) 559-7032 Media Relations Aspect Medical Systems, Inc.
ASPECT MEDICAL SYSTEMS INITIATES SHARE REPURCHASE FROM BOSTON
SCIENTIFIC AND ANNOUNCES CONCLUSION OF NEUROSCIENCE ALLIANCE
-Aspect purchases two million shares immediately and acquires option to purchase remaining four million shares over next six months; Aspect gains all commercial rights to products developed under the alliance previously shared with Boston Scientific-
          Norwood, MA —June 11, 2007— Aspect Medical Systems, Inc. (Nasdaq: ASPM) and Boston Scientific Corporation (NYSE: BSX) today announced a share repurchase plan and an agreement to conclude their alliance for the development of new brain monitoring products aimed at assisting clinicians in the diagnosis and treatment of depression, Alzheimer’s disease and other neurological conditions.
The agreement includes the following key provisions:
•	Aspect will immediately acquire 2 million shares of Aspect stock now held by Boston Scientific at a price of approximately $15.91 per share. This price represents the average of the closing prices of Aspect stock over the 20 most recent trading days. Prior to this agreement, Boston Scientific’s position in Aspect stood at approximately 6 million shares, or 27% of Aspect’s shares outstanding;

•	For a period of six months following the date of the agreement, Aspect will have the right to purchase any or all of the balance of Boston Scientific’s position in Aspect at a price of $15.00 per share, or the average of the closing prices of Aspect stock over the 10 trading days prior to Aspect exercising its right to repurchase, whichever is higher. In addition, Boston Scientific has agreed not to sell any of its Aspect stock, except to Aspect, during the six month period;

•	Boston Scientific is relieved from all current and future obligations to the alliance. The neuroscience alliance was established in May 2005 and involved a commitment by Boston Scientific of $25 million over five years to support research by Aspect in the depression and Alzheimer’s markets. To date, Boston Scientific has provided $10 million of the $25 million originally committed; and
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Aspect Medical Systems Initiates Share Repurchase From Boston Scientific and Announces Conclusion of Neuroscience Alliance
•	Aspect regains all commercial rights to products developed under the alliance that were previously shared with Boston Scientific.
     Aspect and Boston Scientific also agreed today that all rights and obligations in connection with an OEM Product Development Agreement signed in 2002 will cease effective upon closing of the share repurchase. As part of the 2002 Agreement, Boston Scientific held an option to distribute products developed by Aspect in the procedural sedation space. With Boston Scientific declining this option, all rights to products developed in conjunction with this agreement will revert to Aspect. As a result of this, Aspect will recognize approximately $3.8 million of previously deferred alliance revenue this quarter.
     “Boston Scientific has been an outstanding partner, and we appreciate their contribution to our success to date. Further, we understand Boston Scientific’s desire to refocus its strategic priorities following its recent acquisition, and we believe that this agreement creates new opportunities for both parties,” said Nassib Chamoun, president and CEO of Aspect Medical Systems. “We are enthusiastic about Aspect’s neuroscience program, particularly the interim results from the BRITE study that we announced three weeks ago. We believe that the neuroscience business will become a great complement to our core consciousness-monitoring business in the years ahead. Today’s share purchase from Boston Scientific speaks to our growing financial strength and signals our confidence in our ability to continue to grow our core business and to develop the potential of our neuroscience program.”
     Chamoun continued, “We also believe that the opportunity to reacquire full commercial rights to the products developed in the neuroscience space will prove to be significant for Aspect longer term. Over the coming months, we plan to seek financing, which may be in the form of convertible notes, in order to replenish our cash position and gain the flexibility to exercise our option to purchase additional shares from Boston Scientific. We believe these share purchases will provide stability and create value for all of our shareholders.”
Other Transaction Details
          Under the terms of the termination and repurchase agreement signed today, Aspect and Boston Scientific have agreed that all obligations and rights granted by either party in connection with the 2005 neuroscience strategic alliance and the 2002 OEM product development agreement will terminate under the agreement. In connection with the 2002 Agreement, Boston Scientific established a revolving credit facility available to Aspect which was also terminated under the agreement. Aspect has never drawn down on this line of credit.
          Aspect and Boston Scientific are also entering into a registration rights agreement under which Boston Scientific will have the right to request under certain circumstances that Aspect register under the Securities Act of 1933, as amended, shares of Aspect common stock held by Boston Scientific and not repurchased by Aspect.
Revised Q2 Financial Guidance
          For the second quarter ending June 30, 2007, the Company is raising its guidance for total revenue to be within a range of $26.1 million to $27.1 million, reaffirming product revenue guidance of $22.3 million to $23.3 million, raising guidance for earnings per fully diluted share to be within a range of $0.05 to $0.07 on a GAAP basis, and on a non-GAAP basis, raising guidance for earnings per fully diluted share to be within a range of $0.13 to $0.15. The Company is raising guidance for GAAP net income on a pre-tax basis per fully diluted share to be within a range of $0.12 to $0.14, and raising guidance on a pre-tax non-GAAP basis to be within a range of $0.21 to $0.24. Non-GAAP pre-tax and after tax EPS do not include stock-based compensation expense. These changes in Q2 guidance stem
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Aspect Medical Systems Initiates Share Repurchase From Boston Scientific and Announces Conclusion of Neuroscience Alliance
from the recognition of previously-deferred alliance revenue in Q2 as a result of this agreement offset partially by costs associated with the agreement. Details will be provided on tomorrow’s call.
Tomorrow’s Conference Call
          Representatives from Aspect Medical Systems will host a conference call tomorrow morning at 8:00 a.m. EDT for all interested parties, including financial analysts, portfolio managers, individual investors and members of the press. To participate in the call dial 1-800-926-7510 (domestic), 1-212-231-2907 (international), or access the Webcast at http://www.aspectmedical.com on the Investor page, or at http://ccbn.com. A replay of the call will be available from June 12, 3:00 p.m. EDT through June 19, 12:00 a.m. EDT. To hear the replay, please dial 1-800-633-8625 (domestic), 1-402-977-9141 (international) and enter passcode: 21341459.
About Aspect Medical Systems, Inc.
          Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess approximately 20 million patients and has been the subject of more than 2,800 published articles and abstracts. BIS technology is installed in approximately 75 percent of hospitals listed in the July 2006 U.S News and World Report ranking of America’s Best Hospitals and in approximately 55 percent of all domestic operating rooms. In the last twelve months BIS technology was used in approximately 16 percent of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with eight leading manufacturers of patient monitoring systems. The company is also investigating how other methods of analyzing brain waves may aid in the diagnosis and management of neurological diseases, including depression and Alzheimer’s disease. For more information, visit Aspect’s Web site at http://www.aspectmedical.com.
Safe Harbor Statement
Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may involve risks and uncertainties, including statements with respect to the Company’s expectations regarding total revenue, product revenue and earnings per share for the second quarter, the Company’s expectations regarding the potential of its neuroscience business, the Company’s expectations that it will continue to grow both its core business and its financial strength, and the potential benefits of both the termination of the alliance with Boston Scientific Corporation and the Company’s plans to repurchase shares of Boston Scientific Corporation common stock. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the completion of the Company’s BRITE trial could be delayed and/or the trial could be unsuccessful as a result of various factors including delays in patient enrollment, lower than anticipated retention rates for patients in the trial, negative trial outcomes and the failure of the trial to establish the predictive accuracy of the Company’s brain assessment technology in predicting the effectiveness of antidepressant medications. In addition, the Company may not be able to successfully develop products for the diagnosis and treatment of neurological diseases, such as depression and Alzheimer’s disease, achieve widespread market acceptance of any such products that it may develop or compete with new products or alternative techniques that may be developed by others. The Company also faces regulatory, competitive, intellectual property and market risks relating to its ability to successfully develop, commercialize and sell other products based upon its BIS monitoring technology. The Company may also experience difficulties in controlling expenses, growing its sales force and raising additional funds to replenish its cash position and enable it to repurchase additional shares from Boston Scientific Corporation. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 as filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. While the Company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, even if its expectations change. Therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this press release.
Aspect, Bispectral Index and BIS are registered trademarks of Aspect Medical Systems, Inc. All other trademarks, service marks and company names are the property of their respective owners.
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